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Report of Independent Registered Public Accounting Firm
The Board of Directors
Newport Management Corporation:
We have examined management's assessment, included in the Assessment of Compliance with Applicable Servicing Criteria, that Newport
Management Corporation (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's
Regulation AB for pools of loans, underlying publicly issued residential mortgage-backed securities that were issued on or after January 1, 2006 by
Aurora Loan Services, LLC, on which escrow payments were disbursed in 2007 (the Platform), specifically Item 1122(d)(4)(xi), only as it relates to:
(1) processing the obligor's hazard insurance information the Company receives and providing Aurora Loan Services, LLC with the applicable hazard insurance effective date, payment amount, and payee (collectively, Insurance Information); (2) providing the Insurance Information to Aurora
Loan Services, LLC no later than five days prior to the applicable expiration date as indicated in the Insurance Information; and (3) disbursing escrowed insurance payments to insurance carriers on or before the applicable expiration date, as of and for the year ended December 31, 2007.
Management has determined that all other criteria set forth in Item 1122(d) are not applicable to the Company because the Company does not perform activities with respect to the Platform relating to those criteria. Schedule A to the Assessment of Compliance with Applicable Servicing
Criteria lists the individual asset-backed transactions and securities identified by Aurora Loan Services, LLC as constituting the Platform.
Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and,
accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures, as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the
Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assessment that the Company complied with the aforementioned servicing criterion as of and for the year ended
December 31, 2007 is fairly stated, in all material respects.
/s/ KPMG LLP
Los Angeles, California February 28, 2008